Exhibit 99.1

VERTRO, INC. ANNOUNCES 1-FOR-5 REVERSE STOCK SPLIT

NEW YORK, NY – AUGUST 17, 2010. Vertro, Inc. (NASDAQ:VTRO) today announced that it will effect a 1-for-5 reverse stock split of the Company’s common stock, effective at the end of business today.  Trading of Vertro’s common stock on the Nasdaq Capital Market on a split-adjusted basis will begin at the open of trading on August 18, 2010.

On June 11, 2010, the Company’s stockholders approved an amendment to its Amended and Restated Certificate of Incorporation to affect a reverse stock split of shares of the Company’s common stock issued and outstanding at a ratio to be established by the Company’s Board of Directors in its discretion of between 1-for-2 and 1-for-5.  The Board of Directors approved a 1-for-5 split.

The reverse stock split is intended to enable the per share trading price of the Company’s common stock to satisfy the minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 5550(a)(2).  As previously announced, the Company has until September 13, 2010 to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 for at least ten consecutive trading days prior to September 13, 2010.

As a result of the reverse stock split, every five shares of Vertro will be combined into one share of common stock.  Fractional shares resulting from the reverse stock split will be canceled and the stockholders otherwise entitled to fractional shares will receive a cash payment in an amount equal to the product obtained by multiplying (i) the closing sale price of our common stock on August 16, 2010, which was $0.45, by (ii) the number of shares of our common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

Vertro’s shares will continue to trade on the Nasdaq Capital Market under the symbol “VTRO” with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred.

Letters of transmittal are expected to be sent to stockholders of record shortly after the effective date of the reverse stock split.  Additional information about the reverse stock split is contained in the Company’s proxy statement for the Annual Meeting of Stockholders held on June 10, 2010, which was filed with the SEC on April 30, 2010.

About Vertro, Inc.
Vertro, Inc. (NASDAQ: VTRO) is an Internet Company that owns and operates the ALOT product portfolio. ALOT's products are designed to “Make the Internet Easy” by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web third party content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate,” “plan,” “will,” “intend,” “believe,” or “expect” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of our ability to maintain our listing on The NASDAQ Capital Market and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to comply with all NASDAQ Capital Market requirements, (2) our ability to successfully execute upon our corporate strategies, (3) our ability to develop and successfully market new products and services, and (4) the potential acceptance of new products in the market. Additional key risks are described in Vertro’s reports filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2010 and June 30, 2010.

Alex Vlasto
VP, Marketing & Communications
646.253.0627
alex.vlasto@vertro.com